ITEM 77L Change in Accounting Principles and Practices

As required, effective May 1, 2001, the Trust has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for the U.S. Government Securities Fund, Bond Fund, Intermediate Tax Free Bond Fund and Long Term Tax Free Bond
Fund, which were materially impacted by this change.